EXHIBIT 5.1

December 18, 2009

Cadiz Inc. 550 South Hope Street, Suite 2850 Los Angeles, CA 90071

Re:	Form S-8 Registration Statement
850,000 shares of common stock, par value $0.01 per share

Ladies and Gentlemen:

You have requested our opinion, as set forth below, in connection with the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, by Cadiz Inc., a Delaware corporation (the "Company") as to which this opinion is being filed as an exhibit (the "Registration Statement").  The Registration Statement relates to the registration of 850,000 shares of common stock of the Company, par value $0.01 per share (the "Shares"), issuable from time to time pursuant to the Cadiz Inc. 2009 Equity Incentive Plan (the "Plan").

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner contemplated in the Registration Statement.  In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date of effectiveness of the Registration Statement, the Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance thereof in conformity with the terms of the Plan and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Theodora Oringher Miller & Richman PC Theodora Oringher Miller & Richman PC